CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Reports to Shareholders of The Large-Cap Value Equity Portfolio,

The Labor Select International Equity Portfolio, The Real Estate Investment Trust Portfolio, The High-Yield Bond Portfolio, The Emerging Markets Portfolio, The Emerging Markets Portfolio II and The Core Plus Fixed Income Portfolio, (constituting Delaware Pooled® Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 21, 2017